Exhibit 99.1

FOR IMMEDIATE RELEASE

Behringer Harvard Adds Seasoned Executive
to Expand Property Management Capabilities

DALLAS, April 23, 2008 — Behringer Harvard announced today that Gerald D. Oliver Jr. will join the firm on May 5 as senior vice president of property management. Mr. Oliver will build and lead the team responsible for managing the assets held in the portfolio of Behringer Harvard REIT I, Inc., the firm’s flagship real estate investment program. The portfolio of this REIT currently includes 75 properties acquired at a total purchase price of approximately $4.8 billion that provide more than 25 million square feet of office space.

“We’re pleased to welcome Gerald to this newly created role. His wealth of experience will be a valuable asset to Behringer Harvard as we expand our property management capabilities,” said Robert M. Behringer, founder and chief executive officer of Behringer Harvard.

Mr. Oliver has more than 25 years of broad-based experience in asset, property and facilities management. Most recently, he served as regional senior vice president for Grubb & Ellis Management Services, Inc. In this role, he was responsible for asset services operations in the central U.S. and managed 100 clients with 250 properties representing 50 million square feet of commercial space. Prior to the beginning of his tenure at Grubb & Ellis in 1997, he held various senior management positions with Premisys Real Estate Services, a unit of the Prudential Insurance Co., Zeller Realty, Miglin-Beitler Developments and Roosevelt National Life. Mr. Oliver holds a B.S. degree in accounting and is a licensed real estate broker in the state of Illinois.

About Behringer Harvard

Behringer Harvard is a commercial real estate company investing in assets domestically and internationally. The company creates and manages strategic real estate fund opportunities across a wide spectrum of investment styles for retail investors, as well as domestic and international institutions, through its real estate investment trusts, partnerships, joint ventures, and proprietary program structures. For more information, call toll-free 866.655.3600 or visit behringerharvard.com.

This release contains forward-looking statements relating to the business and financial outlook of Behringer Harvard REIT I, Inc. that are based on our current expectations, estimates, forecasts and projections and are not guarantees of future performance. Actual results may differ materially from those expressed in these forward-looking statements, and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this release. Such factors include those described in the Risk Factors sections of the offering documents for the offering of shares of Behringer Harvard REIT I, Inc. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Katie Myers Richards Partners katie_myers@richards.com 214.891.5842	Jason Mattox Executive Vice President Behringer Harvard jmattox@behringerharvard.com 866.655.3600	Allen Bourne Vice President — Marketing Behringer Harvard abourne@behringerharvard.com 469.341.2318

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